Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 033-55383 and No. 333-153264) of our reports dated May 13, 2016 relating to our audits of the consolidated financial statements and financial statement schedule of Park Electrochemical Corp. and subsidiaries as of February 28, 2016 and March 1, 2015 and for the years then ended and the effectiveness of internal control over financial reporting of Park Electrochemical Corp. and subsidiaries as of February 28, 2016, included in this Annual Report on Form 10-K of Park Electrochemical Corp. for the year ended February 28, 2016.

/s/ CohnReznick LLP

Jericho, New York

May 13, 2016